EXHIBIT 15
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        DATED                                           24 OCTOBER 2002
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                          JMD PROTECTOR, INC. DEED POLL

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                          JMD PROTECTOR, INC. DEED POLL

THIS DEED IS MADE BY WAY OF DEED POLL, dated as of 24 October 2002 by JMD Protector, Inc. (JMD PROTECTOR) in favour of P&O Princess.

Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms in the form of the Implementation Agreement (as defined below) attached as Exhibit B hereto.

WHEREAS, Carnival Corporation, a corporation organized and existing under the laws of the Republic of Panama (CARNIVAL), is willing to enter into an Implementation Agreement (the IMPLEMENTATION AGREEMENT) with P&O Princess Cruises plc, a company incorporated under the laws of England and Wales (P&O PRINCESS), providing for, among other things, Carnival and P&O Princess establishing a dual listed company structure for the purposes of conducting their businesses together and treating their shareholders as owning an interest in a combined enterprise;

WHEREAS, the Implementation Agreement contemplates the execution and delivery of this Deed;

WHEREAS, Micky Arison (MR. ARISON) and JMD Delaware, Inc. (together with JMD Protector the CARNIVAL PARTIES) have each executed or will execute a deed on substantially similar terms to this deed in respect of such number of shares of Carnival Common Stock (as defined in Clause 2 hereof) set forth opposite such Carnival Party's name under the applicable heading in Exhibit A hereto (such shares, in aggregate, including all shares set forth in Exhibit A hereto, the CARNIVAL PARTIES' SHARES);

WHEREAS, in order to induce P&O Princess to enter into the Implementation Agreement and the transactions contemplated thereby, JMD Protector wishes to agree and undertake, during the term of this Deed, (i) to, or to cause the owner thereof to, Vote (as defined in Clause 3 hereof) the Shares (as defined in Clause 2 hereof) and any New Shares (as defined in Clause 8 hereof) over which JMD Protector has or shares Voting Power (as defined in Clause 2 hereof), so as to approve and adopt the Implementation Agreement and the transactions contemplated thereby, including the Carnival Amended Articles and (ii) not, together with the other Carnival Parties, to permit the transfer or other disposition shares in excess of those permitted to be Disposed pursuant to Clause 7.1(a) hereof.

THIS DEED WITNESSES as follows:

1.       EFFECT OF THIS DEED

         The Deed, including Exhibit A, shall take effect as a deed poll for the benefit of P&O Princess.

2.       REPRESENTATIONS OF JMD PROTECTOR

         JMD Protector represents and warrants to P&O Princess that, as of the date hereof, (a) JMD Protector has the sole or shared power to vote (the VOTING POWER), and has the sole or shared power to prevent any sale, transfer or other disposition (a DISPOSITION) during the term of this Deed of, all of the shares of Common Stock, par value US$0.01 per share, of Carnival (the CARNIVAL COMMON STOCK) set forth opposite JMD Protector's name in Exhibit A hereto (in the aggregate, JMD Protector's SHARES)


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         except with respect to the power of Disposition over the Shares that may be the subject of a Disposition permitted under Clause 7.1(a) hereof, (b) JMD Protector does not have the power to vote any shares of Carnival Common Stock other than such Shares or any such shares issuable upon the conversion, exercise or exchange of any other securities and other than the 3,653,168 shares of Carnival Common Stock owned by TAMMS Investment Company, L.P. over which JMD Protector may be deemed to share Voting Power with other Persons, (c) to the extent JMD Protector shares Voting Power of its Shares, such powers are shared solely with Mr. Arison (d) JMD Protector has sole Voting Power and sole power over Disposition of a number of Shares equal to the number of Shares indicated in Exhibit A except as provided in clause 2(a) above,
         (e) JMD Protector has full power and authority and has taken all actions necessary to enter into, execute and deliver this Deed and has taken or will take all actions necessary to perform fully its obligations hereunder, (f) other than filings under the Exchange Act and the rules of applicable stock exchanges, no notices, reports or other filings are required to be made by JMD Protector with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by JMD Protector from, any Governmental Entity or other Person, in connection with the execution and delivery of this Deed by JMD Protector, other than any such matters the failure of which to make or obtain would not, individually or in aggregate, impair JMD Protector's ability to Vote the Shares or New Shares in accordance with the terms hereof, and (g) the execution, delivery and performance of this Deed by JMD Protector does not, and the performance by JMD Protector of the transactions contemplated hereby will not, violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation or the by-laws of JMD Protector or its comparable governing instruments and will not result in any termination of, or limitation on its Voting Power or power over Disposition with respect to its Shares, other than any such violations, conflicts, breaches or defaults that would not, individually or in aggregate, impair the ability of JMD Protector to Vote the Shares or New Shares in accordance with the terms hereof. This Deed has been duly executed and delivered and constitutes the legal, valid and binding obligation of JMD Protector enforceable against JMD Protector in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.       UNDERTAKING TO VOTE

         JMD Protector agrees to Vote or to cause each relevant owner thereof to Vote the Shares and any New Shares over which JMD Protector has or shares Voting Power (a) in favor of adoption and approval of the Implementation Agreement and the Transactions (including, without limitation, the Carnival Amended Articles) at every meeting of the stockholders of Carnival at which such matters are considered and at every adjournment or postponement thereof, (b) against any action or agreement that would compete with, impede, interfere with or discourage the Transactions or inhibit the timely consummation thereof, (c) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Carnival under the Implementation Agreement and (d) except for the Transactions and the Implementation Agreement, against any merger, consolidation, business combination, dual listed company transaction, reorganization, recapitalization, liquidation or sale or transfer of any material assets of or involving Carnival or any of its Significant Subsidiaries. For purposes of this Deed, VOTE shall include voting in person or by proxy in favor of or against any


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         action, otherwise consenting or withholding consent in respect of any action or taking other action in favor of or against any action. VOTING shall have a correlative meaning.

4.       NO VOTING TRUSTS

         JMD Protector agrees that it will not, nor will it permit any entity under its CONTROL (as defined in Rule 12b-2 under the Exchange Act) to, deposit any of the Shares or New Shares over which JMD Protector has or shares Voting Power in a Voting trust or subject any of such Shares or New Shares to any arrangement with respect to the Voting of such Shares or New Shares other than existing agreements or arrangements or any agreements entered into with P&O Princess.

5.       NO PROXY SOLICITATIONS

         JMD Protector agrees that it will not, nor will it permit any entity under its Control, (a) to solicit proxies or become a PARTICIPANT in a SOLICITATION (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or competition with the consummation of the Transactions or otherwise encourage or assist any party in taking or planning any action which would compete with, impede, interfere with or tend to discourage the Transactions or inhibit the timely consummation of the Transactions in accordance with the terms of the Implementation Agreement, (b) to directly or indirectly encourage, initiate or cooperate in a stockholders' Vote or action by consent of Carnival's stockholders in opposition to or in competition with the consummation of the Transactions, or (c) to become a member of a GROUP (as such term is used in Section 13(d) of the Exchange Act) with respect to any Voting securities of Carnival for the purpose of opposing or competing with the consummation of the Transactions.

6.       NO SHOP

         JMD Protector agrees that neither it nor any entity under its Control nor any of their respective officers or directors shall, and that JMD Protector shall use its reasonable best efforts to cause the Affiliates that it Controls, or which Control JMD Protector, and the officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, agents or other representatives of, JMD Protector or any entity under its Control (collectively, REPRESENTATIVES) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. JMD Protector further agrees that neither it nor any entity under its Control, or which Controls JMD Protector, nor any of their respective officers or directors shall, and that JMD Protector shall and shall direct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly, have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

7.       TRANSFER AND ENCUMBRANCE

7.1 On or after the date hereof and during the term of this Deed, JMD Protector agrees not to and to cause each relevant owner thereof not to
         (a) make any Disposition of JMD Protector's Shares and New Shares except for (i) Dispositions of its Shares which are


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         pledged under existing pledge agreements and Disposed pursuant to a foreclosure or other similar proceeding under such agreement and which, when aggregated with any Dispositions of the other Carnival Parties' Shares which are pledged under existing pledge agreements and Disposed pursuant to a foreclosure or other similar proceeding under such agreement, do not exceed twenty-three (23) million Shares and (ii) Dispositions of its Shares which are not covered by the preceding Clause (i) and which, when aggregated with any Dispositions of the other Carnival Parties' Shares which are not covered by Clause (i) above, do not exceed seven (7) million Shares; or (b) take any other action that would terminate or limit JMD Protector's Voting Power or power over Disposition (other than with respect to Shares subject to Dispositions made pursuant to Clauses 7.1(a) or 7.2 hereof) with respect to any Shares or New Shares over which JMD Protector has or shares Voting Power or power over Disposition (other than with respect to Dispositions made pursuant to Clauses 7.1(a) or 7.2 hereof).

7.2 Notwithstanding Clause 7.1(a) above, JMD Protector may make any Disposition of Shares and New Shares to any Person who agrees in writing to be bound by the terms and conditions of this Deed in the same manner as JMD Protector.

8.       ADDITIONAL PURCHASES

         JMD Protector agrees that, on or after the date hereof and during the term of this Deed, if it purchases or otherwise acquires Voting Power or power over Disposition over any shares of capital stock of Carnival (NEW SHARES), then the terms of this Deed shall apply to such New Shares immediately upon JMD Protector purchasing or acquiring such Voting Power or power over Disposition.

9.       TERMINATION

         This Deed shall terminate upon the earliest to occur of:

         (a) Carnival withdrawing the Carnival DLC Proposal (as defined in Carnival's press release with respect to a "Pre-Conditional Carnival DLC Proposal With Partial Share Offer" for P&O Princess dated 25 October 2002 (the PRESS ANNOUNCEMENT)) as a result of the preconditions to the Carnival DLC Proposal not having been satisfied or waived by 10 January 2003;

         (b) Carnival withdrawing the Carnival DLC Proposal on or prior to 10 January 2003 as a result of (i) a third party announcing a firm intention (whether or not subject to a precondition) to make an offer (including an offer to form a dual listed company) for P&O Princess, which offer, in Carnival's reasonable opinion, acting in good faith and after consultation with its financial advisers, the nature of such advice having been communicated to P&O Princess, is likely to be more attractive to P&O Princess shareholders than the Carnival DLC Proposal; (ii) the P&O Princess board having recommended a competing offer to the Carnival DLC Proposal (including an offer to form a dual listed company); or (iii) the P&O Princess board having announced that it did not intend to recommend the Carnival DLC Proposal;

         (c)      the Transactions being approved by the Carnival Requisite
                  Vote; and;

         (d)      the termination of the Implementation Agreement.


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10.      AMENDMENTS

         Any provision of this Deed may be amended if, and only if, such amendment is in writing and signed by JMD Protector, and P&O Princess agrees to such amendment before such amendment is made.

11.      NOTICES

         All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to JMD Protector, to:

                  1201 North Market Street
                  Wilmington, Delaware 19801

                  Attention:        Walter Tuthill

                  Facsimile:        (302) 658-3989

         With copies, which shall not constitute notice, to:

                  Carnival Corporation
                  3655 N.W. 87th Avenue
                  Miami, Florida  33178-2428

                  Attention:        Chief Executive Officer

                  Facsimile:        (305) 471-4700

                  and to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064

                  Attention:        James M. Dubin, Esq.

                  Facsimile:        (212) 757-3990

                  and to:

                  P&O Princess Cruises plc
                  77 New Oxford Street
                  London, WC1A 1PP

                  Attention:        General Counsel


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                  Facsimile: (44) 20-7805 1240

                  and to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004

                  Attention:        Duncan C. McCurrach, Esq.

                  Facsimile:        (212) 558 3588

         or to such other Persons on addresses as may be designated in writing to receive such notice as provided above.

12.      FIDUCIARY DUTIES

         Nothing contained in Clauses 5 or 6 of this Deed shall restrict any director of Carnival from taking any action as a director if such director reasonably determines in good faith after consultation with legal counsel that the failure to take such action would result in a breach of such director's fiduciary duties to the stockholders of Carnival.

         Nothing contained in this Deed shall restrict Paul, Weiss, Rifkind, Wharton & Garrison or James M. Dubin, Esq. (in his capacity as a partner thereof) from acting or taking any action as counsel to Carnival, Mr. Arison or any record or beneficial owner of the Shares and New Shares.

13.      SPECIFIC PERFORMANCE

         JMD Protector agrees that if any of the provisions of this Deed are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine and that P&O Princess shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. Such specific performance shall be to the exclusion of any other remedy available to P&O Princess at law or in equity.

14.      GENERAL

14.1     SEVERABILITY

         If any term, provision, covenant or restriction of this Deed is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Deed shall remain in full force and effect and shall in no way be effected, impaired or invalidated so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse JMD Protector or any of the beneficiaries hereunder. Upon such a determination, JMD Protector shall in good faith modify this Deed so as to effect the original intent of this Deed as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, if it is held that the last sentence of Clause 13 hereof


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         is invalid, void or unenforceable, then all beneficiaries of this Deed shall waive all rights to monetary damages.

14.2     FURTHER ASSURANCES

         JMD Protector shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Deed.

14.3     NO ASSIGNMENT

         JMD Protector may not assign any of its obligations under this Deed, in whole or part.

15.      LAW AND JURISDICTION

15.1 This Deed shall be governed by and construed in accordance with the laws of England, other than in respect of Clauses 12, 13, 14.1, 15.2 and 16 which shall be governed by and construed in accordance with the laws of the State of New York without regard to the choice of law provisions thereof that would indicate the applicability of the laws of any other jurisdictions.

15.2 Any legal action or proceeding arising out of or in connection with this Deed shall be brought exclusively in the Federal courts of the United States of America located in the Borough of Manhattan, New York State (or, if such jurisdiction is refused by such Federal courts, the Supreme Court of the State of New York, located in the Borough of Manhattan) in respect of the interpretation and enforcement of the provisions of this Deed, and in respect of the transactions contemplated hereby, and JMD Protector hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Deed or any such document may not be enforced in or by such courts, and JMD Protector irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a Federal court. JMD Protector hereby consents to and grants any such court jurisdiction over itself and over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Clause 11 of this Deed or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

16.      WAIVER OF JURY TRIAL

         JMD PROTECTOR ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS DEED IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, JMD PROTECTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DEED OR THE TRANSACTIONS CONTEMPLATED BY THIS DEED. JMD PROTECTOR CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF P&O PRINCESS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT P&O PRINCESS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE


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         FOREGOING WAIVER, (2) JMD PROTECTOR UNDERSTANDS AND HAS CONSIDERED THE
         IMPLICATIONS OF THIS WAIVER, AND (3) JMD PROTECTOR MAKES THIS WAIVER VOLUNTARILY.


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IN WITNESS WHEREOF this DEED has been executed by the party hereto and is intended to be and is hereby delivered on the date first above written.

Executed as a deed by               )
JMD PROTECTOR, INC.                 )
By a duly authorised officer


/s/ James M. Dubin
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Signature


James M. Dubin
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Print name


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Office held

In the presence of: /s/ Mark S. Bergman

[Signature of witness]
[Name of witness (in print)]
[Address of witness]
[Occupation]



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                                   (EXHIBIT A)

                                   THE COMPANY

                            LIST OF CARNIVAL PARTIES

            NAME                       NUMBER OF SHARES(1)
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                           SOLE            SHARED         SOLE          SHARED
                          VOTING           VOTING      DISPOSITIVE   DISPOSITIVE
                          POWER            POWER          POWER          POWER
                          -----            -----          -----          -----
Mr. Micky Arison      129,694,864       93,847,639(2)   123,652,677(3)      0
JMD Delaware, Inc.      9,524,560(4)     1,000,000(5)    16,566,747         0
JMD Protector, Inc.    30,085,716(6)    92,847,639(7)   122,933,355(8)      0



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1        The numbers of Shares listed in these columns do not include the
         3,653,168 shares of Carnival Common Stock held by TAMMS Investment Company, L.P., over which shares JMD Protector may be deemed to have Voting Power and power over Disposition. Such shares shall not be subject to the terms of this Deed, and JMD Protector is not required to take any action under this Deed with respect to such shares.

2 With respect to all of these Shares, Mr. Arison shares Voting Power with either JMD Delaware, Inc. or JMD Protector, Inc.

3 With respect to all of these Shares, Mr. Arison has both sole Voting Power and sole power over Disposition (except with respect to the power over Disposition of Shares that may be subject to a Disposition permitted by Clause 7.1(a) of this Deed Poll).

4 With respect to all of these Shares, JMD Delaware, Inc. has both sole Voting Power and sole power over Disposition (except with respect to the power over Disposition of Shares that may be subject to a Disposition permitted by Clause 7.1(a) of the Deed Poll executed today by JMD Delaware, Inc.).

5 With respect to all of these Shares, JMD Delaware, Inc. shares Voting Power with Mr. Arison.

6 With respect to all of these Shares, JMD Protector, Inc. has both sole Voting Power and sole power over Disposition (except with respect to the power over Disposition of Shares that may be subject to a Disposition permitted by Clause 7.1(a) of the Deed Poll executed today by JMD Protector, Inc.).

7 With respect to all of these Shares, JMD Protector, Inc. shares Voting Power with Mr. Arison.

8 With respect to 92,847,639 of these Shares (excluding those Shares described in footnote 6), JMD Protector, Inc. has sole power over Dispositions and shares Voting Power only with Mr. Arison.


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                                   (EXHIBIT B)

                            IMPLEMENTATION AGREEMENT